UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-199728

UNDER THE SECURITIES ACT OF 1933

KIMBALL ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Indiana	35-2047713
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1205 Kimball Boulevard, Jasper, Indiana	47546
(Address of principal executive offices)	(Zip Code)
KIMBALL ELECTRONICS, INC. 2014 STOCK OPTION AND INCENTIVE PLAN
KIMBALL ELECTRONICS, INC. 2023 EQUITY INCENTIVE PLAN
(Full title of the plan)

Douglas A. Hass
Chief Legal & Compliance Officer, Secretary
Kimball Electronics, Inc.
1205 Kimball Boulevard
Jasper, Indiana 47546
(812) 634-4000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Emerging growth company	☐
Non-accelerated filer	☐	Smaller reporting company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On October 30, 2014, Kimball Electronics, Inc. (the “Company” or the “Registrant”) filed a registration statement on Form S-8 (file No. 333-199728) (the “Prior Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 4,500,000 shares of the Company’s common stock, no par value (the “Common Stock”), for issuance under the 2014 Stock Option and Incentive Plan (the “2014 Plan”), and paid the applicable registration fee to register the securities at that time. As of November 17, 2023, 2,206,978 shares of Common Stock remained available for issuance, and were not covered by awards, under the 2014 Plan (the “Registered Shares”).
At the 2023 Annual Meeting of Share Owners held on November 17, 2023, Share Owners of the Company approved a new equity incentive plan, the 2023 Equity Incentive Plan (the “2023 Plan”), which replaces the 2014 Plan and authorizes the issuance of up to 2,000,000 shares of Common Stock. The 2023 Plan also permits the Company to issue up to 732,988 shares of Common Stock covered by equity awards under the 2014 Plan, to the extent that such equity awards expire or are terminated, cancelled, forfeited, or settled for cash. Effective with the approval of the 2023 Plan, no further awards will be made under the 2014 Plan, but awards outstanding under the 2014 Plan will continue to be governed by the terms of the 2014 Plan.
In accordance with Item 512(a)(1)(iii) of Regulation S-K, the Registrant is filing this Post-Effective Amendment No. 1 to amend the Prior Registration Statement to (i) cover the issuance under the 2023 Plan of all Registered Shares that were previously available for issuance, but not covered by awards, under the 2014 Plan and (ii) cover the issuance of Registered Shares relating to equity awards that may expire or may be terminated, cancelled, forfeited, or settled for cash and be reissued pursuant to the 2023 Plan.
Except to the extent specified herein, the Prior Registration Statement as previously filed is not amended or otherwise affected by this Post-Effective Amendment No. 1, and the Company is not registering any additional shares of Common Stock for issuance under the 2023 Plan that were not previously approved by the Company’s Share Owners as of the date hereof.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
The documents containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to participants of the Kimball Electronics, Inc. 2023 Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
All references to “we,” “us,” “our,” “the Registrant,” “the Company,” or “Kimball” in this Registration Statement mean Kimball Electronics, Inc., an Indiana corporation, and its wholly-owned subsidiaries.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents we filed with the Commission are hereby incorporated by reference and made part of this Registration Statement:
(a)the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2023 filed with the Commission on August 24, 2023;
(b)the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 filed with the Commission on November 7, 2023;
(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on November 6, 2023 and November 21, 2023, in each case solely to the extent filed and not furnished;
(d)the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on September 28, 2023 that are specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023; and
(e)the description of the Registrant’s common stock contained in the Registration Statement on Form 10 filed with the Commission on May 12, 2014, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed (and not furnished) by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents with the Commission.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Douglas A. Hass, the Chief Legal and Compliance Officer and Secretary of the Registrant, has provided an opinion regarding the legality of the Registered Shares. As of November 21, 2023, Mr. Hass owns, directly and indirectly, 6,806 shares of the Company’s Common Stock. Mr. Hass also holds 6,946 shares of unvested restricted stock. He is eligible to receive awards pursuant to the 2023 Plan.
Item 6. Indemnification of Directors and Officers.
Chapter 37 of the Indiana Business Corporation Law (“IBCL”) authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the corporation’s articles of incorporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. Under certain circumstances, a corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the corporation’s articles of incorporation, or bylaws or resolutions of the corporation’s board of directors or shareholders.
Our Amended and Restated Articles of Incorporation provide for indemnification, to the fullest extent permitted by the IBCL, of our directors, officers and other employees against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to us.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See the Exhibit Index that immediately precedes the Signatures page in this Form S-8 for a list of the exhibits filed or incorporated herein as part of this report.
Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that subparagraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act ) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Description	Form	Period Ending	Exhibit	Filing Date
5.1	Opinion of Counsel regarding legality of common stock being registered	Filed Herewith
23.1	Consent of Independent Registered Public Accounting Firm	Filed Herewith
23.2	Consent of Counsel (included in opinion filed as Exhibit 5.1)	Filed Herewith
24	Power of Attorney (included on the signature page to this Registration Statement)	Filed Herewith
99.1	2014 Stock Option and Incentive Plan	S-8		4.3	10/30/2014
99.2	2023 Equity Incentive Plan	8-K		10.1	11/21/2023

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on November 21, 2023.

KIMBALL ELECTRONICS, INC.

By:	/s/ RICHARD D. PHILLIPS
Richard D. Phillips
Chief Executive Officer and Director
November 21, 2023

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Phillips and Douglas A. Hass, and each of them, his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution, for each of them and in each of their name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on November 21, 2023 and in the capacities indicated.

Signature	Title	Date

/s/ Richard D. Phillips	Chief Executive Officer and Director	November 21, 2023
Richard D. Phillips

/s/ Jana T. Croom	Chief Financial Officer	November 21, 2023
Jana T. Croom

/s/ Adam M. Baumann	Chief Accounting Officer	November 21, 2023
Adam M. Baumann

/s/ Robert J. Phillippy	Chairperson of the Board	November 21, 2023
Robert J. Phillippy

/s/ Gregory J. Lampert	Director	November 21, 2023
Gregory J. Lampert

/s/ Colleen C. Repplier	Director	November 21, 2023
Colleen C. Repplier

/s/ Gregory A. Thaxton	Director	November 21, 2023
Gregory A. Thaxton

/s/ Holly A. Van Deursen	Director	November 21, 2023
Holly A. Van Deursen

/s/ Michele A. M. Holcomb, PhD	Director	November 21, 2023
Michele A. M. Holcomb, PhD

/s/ Tom G. Vadaketh	Director	November 21, 2023
Tom G. Vadaketh